EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL DIRECT LENDING UNLEVERED CORPORATION

Name	Jurisdiction
Golub Capital Direct Lending Unlevered Corporation Holdings LLC	Delaware
Golub Capital Direct Lending Unlevered Corporation Holdings Coinvest, Inc.	Delaware